Consent of Independent Auditors

The Supervisory Board
Valor Denmark A/S

We consent to the use of our report dated October 24, 2007, with respect to the balance sheets of Valor Denmark A/S as of December 31, 2005, and the related statements of income, cash flow and changes in equity for the year then ended, prepared in accordance with the Danish Financial Statements Act, and to the reference to our firm under the heading "Experts" in the registration statement on Form F-1 of Valor Computerized Systems Ltd.

Our report contains an explanatory paragraph that states, as discussed in the accounting policies to the financial statements, that the balance sheet as of December 31, 2005 and the related income statement for the year then ended have been restated.

KPMG C.Jespersen
Statsautoriseret Revisionsinteressentskab

/s/ KPMG C. Jespersen

Aarhus, Denmark
January 10, 2008